As filed with the Securities and Exchange Commission on July 17, 2015

Registration No. 333-198717

333-185034

333-169425

333-160261

333-153283

333-130018

333-114164

333-105318

333-105317

333-101320

333-100763

333-57782

333-43574

333-79573

333-79553

333-56905

333-39747

333-28725

333-918

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

ADVENT SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2901952
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

600 Townsend Street

San Francisco, CA 94103

(Address of Principal Executive Offices)(Zip Code)

2002 Stock Plan

2005 Employee Stock Purchase Plan

1995 Employee Stock Purchase Plan

1992 Stock Plan

1998 Nonstatutory Stock Option Plan

1995 Director Option Plan

Advent Software, Inc. Profit Sharing and Employee Savings Plan

(Full titles of the plans)

William C. Stone

Chief Executive Officer and President

SS&C Technologies Holdings, Inc.

80 Lamberton Road

Windsor, CT 06095

(860) 298-4500

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Advent Software, Inc. (the “Company”), each pertaining to the registration of the shares of common stock of the Company, par value $0.01 per share (“Common Stock”), offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 with the Securities and Exchange Commission (the “SEC”) and as amended from time to time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock (#)
333-198717	September 12, 2014	2002 Stock Plan	4,750,000
333-185034	November 19, 2012	2002 Stock Plan	1,914,508
333-169425	September 16, 2010	2002 Stock Plan	1,501,200
333-160261	June 26, 2009	2002 Stock Plan	1,800,450
333-153283	August 29, 2008	2002 Stock Plan	943,732
333-130018	November 30, 2005	2002 Stock Plan	2,517,430
		2005 Employee Stock Purchase Plan	2,000,000
333-114164	April 2, 2004	2002 Stock Plan	658,761
333-105318	May 16, 2003	2002 Stock Plan	4,004,505
333-105317	May 16, 2003	1995 Employee Stock Purchase Plan	600,000
333-101320	November 20, 2002	1992 Stock Plan	527,353
333-100763	October 25, 2002	2002 Stock Plan	493,944
333-57782	March 28, 2001	1992 Stock Plan	1,792,452
333-43574	August 11, 2000	1995 Director Option Plan	200,000
333-79573	May 28, 1999	1998 Nonstatutory Stock Option Plan	100,000
333-79553	May 28, 1999	1992 Stock Plan	600,000
333-56905	June 15, 1998	1992 Stock Plan	500,000
		1995 Employee Stock Purchase Plan	200,000
333-39747	November 7, 1997	Advent Software, Inc. Profit Sharing and Employee Savings Plan	50,000
333-28725	June 6, 1997	1992 Stock Plan	1,000,000
333-918	January 25, 1996	1992 Stock Plan	1,233,602
		1995 Employee Stock Purchase Plan	113,000
		1995 Director Option Plan	75,000

On February 2, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SS&C Technologies Holdings, Inc., (“SS&C”) and Arbor Acquisition Company, Inc., a wholly owned subsidiary of SS&C (“Merger Sub”). Pursuant to the Merger Agreement, on July 8, 2015, 2015, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of SS&C (the “Merger”).

As a result of the Merger, the Company has terminated as of the date hereof all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, in the State of Connecticut, on this 17th day of  July 2015.

ADVENT SOFTWARE, INC.

By:	/s/ William C. Stone
Name:	William C. Stone
Title:	President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed this 17th day of July 2015 by the following persons in the following capacities.

Signature	Title	Date

/s/ William C. Stone		July 17, 2015
William C. Stone	President and Chief Executive Officer, Director
(Principal Executive Officer)
/s/ Patrick J. Pedonti		July 17, 2015
Patrick J. Pedonti	Vice President & Treasurer, Director
(Principal Financial Officer)
/s/ Normand A. Boulanger		July 17, 2015
Normand A. Boulanger	Chief Operating Officer, Director